                 THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G
                         FILED ON FEBRUARY 18, 1997
            PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION

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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             Applied Imaging Corp.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 -------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  141 408 10 4
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

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-----------------------                                  ---------------------
CUSIP NO. 141 408 10 4                   13G               PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thompson Clive Ventures LP

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Jersey, Channel Islands, United Kingdom

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            129,092

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             129,092

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      703,327

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.41 % undiluted; 8.07% undiluted

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages

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CUSIP NO. 141 408 10 4                                        Page 3 of 5 Pages
          ------------


ITEM 1.
        (a)  Name of Issuer    Applied Imaging Corp.

        (b)  Address of Issuer's Principal Executive Offices
             2380 Walsh Avenue Bldg B Santa Clara California 95051

ITEM 2.
        (a)  Name of Person Filing  Thompson Clive Ventures LP

        (b) Address of Principal Business Office, or if none, Residence 28-34 Hill Street, St. Helier, Jersey, Channel Islands JE4 8NR

        (c)  Citizenship
             Jersey Resident

        (d)  Title of Class of Securities
             Common Stock

        (e)  CUSIP Number
             141 408 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13(d)-2(b), CHECK WHETHER PERSON IS A:

          (a)  [_]  Broker or Dealer registered under Section 15 of the Act

          (b)  [_]  Bank as defined in section 3(a)(6) of the Act

          (c)  [_]  Insurance Company as defined in section 3(a)(19) of the Act

          (d) [_] Investment Company registered under section 8 of the Investment Company Act

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(l)(ii)(F)

          (g)  [_]  Parent Holding Company in accordance with
                    Section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

          (h)  [_]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(H)

The filing person acquired all of its shares prior to the registration of the Issuer's shares pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; therefore, this filing is pursuant to Rule 13d-1(c)

CUSIP NO. 141 408 10 4                                         Page 4 of 5 Pages
          ------------


ITEM 4. OWNERSHIP

        (a)  Amount Beneficially Owned:
             129,092

        (b)  Percent of Class:  1.910%

        (c)  Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote
                   129,092

            (ii)   shared power to vote or to direct the vote
                   None

           (iii)   sole power to dispose or to direct the disposition of
                   129,092

            (iv) shared power to dispose or to direct the disposition of None


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP

CUSIP NO. 141 408 10 4                                        Page 5 of 5 Pages
          ------------

Item 10.

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       12 February 1997
                                               ______________________________
                                                           Date


                                                    /s/ Susan A. Thompson
                                               ______________________________
                                                          Signature


                                                      SUSAN A. THOMPSON
                                               ______________________________
                                                          Name/Title

                                               For and on behalf of Thompson
                                               Clive & Partners, Investment
                                               Adviser